United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  April 10, 2014

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2014, Jeffrey Berg, a director of Communications Systems, Inc. (“Company”), advised the Board of Directors (“Board”) that he will retire as a director as of the Company’s 2014 Annual Meeting of Shareholders, currently scheduled for June 4, 2014 (“2014 Annual Meeting”).

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In a written action taking effective as of April 16, 2014, the Board amended Section 3.2 of the Company’s Bylaws.

As amended, Section 3.2 enables the Board, by resolution, to fix the number of directors that constitute the whole Board. The Board now has the authority to increase or decrease the number, subject to provisions in Minnesota law, the Company’s Articles of Incorporation, or the Company’s Bylaws that limit the ability of the Board to remove directors during a term of office to which they have been elected.

Former Section 3.2 of Bylaws set the number of directors at eight directors and gave the Board authority to increase, but not decrease, the number without shareholder approval. The Board amended Section 3.2 as reported above to simplify and make more efficient the process to increase or decrease the number of directors when the Board determines a change is appropriate.

As reported in Section 5.02 above, Mr. Berg advised the Board that he is resigning as a director as of the date of the Company’s 2014 Annual Meeting. Upon the effective date of Mr. Berg’s resignation, the size of the Board will be reduced from seven to six directors.

On April 14, 2014, the Company filed a Preliminary Proxy Statement with the Securities and Exchange Commission seeking shareholder approval to amend the Company’s Articles of Incorporation to declassify its Board effective with the 2014 Annual Meeting of Shareholders. If this change is approved by the Company’s shareholders, the Board will make further conforming changes to its Bylaws.

Item 9.01.     Financial Statements and Exhibits.

The following Exhibit is attached:

Exhibit 3.2	Exhibit 3.2 of the Company’s Bylaws, as amended April 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Edwin C. Freeman
Chief Financial Officer

Date:  April 16, 2014